SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b)(c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 4)*


                         Guilford Pharmaceuticals, Inc.
                   ------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)

                                    401829106
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(x) Rule 13d-1(b)
( ) Rule 13d-(c)
( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 13 Pages

56897V1

CUSIP No. 401829106                    13G                    Page 2 of Pages 13


1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     College Retirement Equities Fund
     I.R.S. #13-6022-042

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) ( )
                                                                      (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER          248,394

     6.   SHARED VOTING POWER        None

     7.   SOLE DISPOSITIVE POWER     None

     8.   SHARED DISPOSITIVE POWER   248,394   (shared   with   its   investment
          adviser, TIAA-CREF Investment Management, LLC)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     248,394

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                       ( )

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.832%

12.  TYPE OF REPORTING PERSON*

                                       IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                    13G                    Page 3 of Pages 13


1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA Separate Account VA-1
     I.R.S. #13-1624203


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) ( )
                                                                      (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER           1,753

     6.   SHARED VOTING POWER         None

     7.   SOLE DISPOSITIVE POWER      None

     8.   SHARED  DISPOSITIVE  POWER  1,753
          (shared with its investment adviser, Teachers Advisors, Inc.)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      1,753

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                       ( )

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.006%

12.  TYPE OF REPORTING PERSON*

                                       IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                    13G                    Page 4 of Pages 13


1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA-CREF Mutual Funds
     I.R.S. #13-4088138 (Equity Index Fund)
     #13-4088091 (Social Choice Equity Fund)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) ( )
                                                                      (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER           1,924

     6.   SHARED VOTING POWER         None

     7.   SOLE DISPOSITIVE POWER      None

     8.   SHARED  DISPOSITIVE  POWER  1,924
          (shared with its investment adviser, Teachers Advisors, Inc.)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      1,924

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                       ( )

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.006%

12.  TYPE OF REPORTING PERSON*

                                       IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                    13G                    Page 5 of Pages 13


1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA-CREF Institutional Mutual Funds
     I.R.S.   #13-4055170 (Equity Index Fund)
              #13-4055615 (Social Choice Equity Fund)
              #52-2366612 (Small-Cap Equity Fund)
              #52-2366571 (Small-Cap Blend Index Fund)
              #52-2366597 (Small-Cap Value Index Fund)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) ( )
                                                                      (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER           8,966

     6.   SHARED VOTING POWER         None

     7.   SOLE DISPOSITIVE POWER      None

     8.   SHARED DISPOSITIVE POWER    8,966
          (shared with its investment adviser, Teachers Advisors, Inc.)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,966

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                      ( )

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.030%

12.  TYPE OF REPORTING PERSON*

                                       IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                    13G                    Page 6 of Pages 13


1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA-CREF Life Funds
     I.R.S. #13-4025227 (Stock Index Fund)
            #04-3702152 (Small-Cap Equity Fund)
            #13-4100628 (Social Choice Equity Fund)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) ( )
                                                                      (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER           1,458

     6.   SHARED VOTING POWER         None

     7.   SOLE DISPOSITIVE POWER      None

     8.   SHARED DISPOSITIVE POWER    1,458
          (shared with its investment adviser, Teachers Advisors, Inc.)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      1,458

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                      ( )

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.005%

12. TYPE OF REPORTING PERSON*

                                       IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                    13G                    Page 7 of Pages 13


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     NYS College Choice Tuition LLC ("NYS Tuition LLC")
     I.R.S. #13-4024889

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) ( )
                                                                      (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER            None

     6.   SHARED VOTING POWER          -0-
          (Shared with Teachers Insurance and Annuity Association ("TIAA"), Teachers Advisors, Inc. and the Comptroller of the State of New York)

     7.   SOLE DISPOSITIVE POWER       None

     8.   SHARED DISPOSITIVE POWER     -0-
          (shared with TIAA and Teachers Advisors, Inc., its investment adviser)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                       ( )

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       -0-

12. TYPE OF REPORTING PERSON*

                                       IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                    13G                    Page 8 of Pages 13


Item 1(a).     NAME OF ISSUER:

                    Guilford Pharmaceuticals, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    6611 Tributary Street
                    Baltimore, MD 21224

Item 2(a).     NAME OF PERSON FILING:

                    (1)  College Retirement Equities Fund ("CREF")

                    (2)  TIAA Separate Account VA-1 ("VA-1")

                    (3)  TIAA-CREF Mutual Funds ("Mutual Funds")

                    (4) TIAA-CREF Institutional Mutual Funds ("Institutional Funds")

                    (5)  TIAA-CREF Life Funds ("Life Funds")

                    (6)  NYS College Choice Tuition LLC ("NYS Tuition LLC")

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                    (1)  CREF - 730 Third Avenue New York, N.Y. 10017

                    (2)  VA-1 - 730 Third Avenue New York, N.Y. 10017

                    (3)  Mutual 730 Third Avenue Funds - New York, N.Y. 10017

                    (4) Institutional 730 Third Avenue Funds - New York, N.Y. 10017

                    (5)  Life 730 Third Avenue Funds - New York, N.Y. 10017

                    (6)  NYS 730 Third Avenue Tuition New York, N.Y. 10017 LLC -

Item 2(c).     CITIZENSHIP:

                    (1)  CREF - Incorporated in New York

                    (2)  VA-1 - Established in New York

                    (3)  Mutual Funds - Incorporated in Delaware

                    (4)  Institutional Funds - Incorporated in Delaware

                    (5)  Life Funds - Incorporated in Delaware

                    (6)  NYS Tuition LLC - Organized in New York

Item 2(d).     TITLE OF CLASS OF SECURITIES:
                        Common Stock

Item 2(e).     CUSIP NUMBER: 401829106

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)    ( )     Broker or dealer registered under Section 15 of the Exchange Act.

CUSIP No. 401829106                    13G                    Page 9 of Pages 13


(b)    ( )     Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)    ( )     Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
(d)    (x)     Investment  Company  registered under Section 8 of the Investment
               Company Act.
(e)    ( )     An   investment   adviser  in   accordance   with  Rule  13d-1(b)
               (1)(ii)(E);
(f)    ( )     An employee  benefit plan or endowment  fund in  accordance  with
               Rule 13d-1(b) (1)(ii)(F);
(g)    ( )     A parent  holding  company or control  person in accordance  with
               Rule 13d-1(b) (1)(ii)(G);
(h)    ( )     A savings  association  as defined in Section 3(b) of the Federal
               Deposit Insurance Act;
(i)    ( )     A  church  plan  that  is  excluded  from  the  definition  of an
               Investment  company  under  Section  3(c)(14)  of the  Investment
               Company Act;
(j)    (x)     Group, in accordance with Rule 13d-1(b) (1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

Item 4.   OWNERSHIP.

(1)  COLLEGE RETIREMENT EQUITIES FUND

     (a)  Amount Beneficially Owned: 248,394
     (b)  Percent of Class: 0.832%
     (c) The Board of Trustees of CREF, an investment company, has sole power to vote 248,394 shares of common stock and authority to direct the disposition of the 248,394 shares of common stock. TIAA-CREF Investment Management, LLC, CREF's investment adviser, is authorized to sell the 248,394 shares on behalf of CREF in its discretion, subject to the ultimate authority of the CREF Board of Trustees.

(2)  TIAA SEPARATE ACCOUNT VA-1

     (a)  Amount Beneficially Owned: 1,753
     (b)  Percent of Class: 0.006%
     (c) The management committee of VA-1, an investment company, has sole power to vote 1,753 shares of common stock, and authority to direct the disposition of the 1,753 shares of common stock. Teachers Advisors, Inc., VA-1's investment adviser, is authorized to sell the 1,753 shares on behalf of VA-1 in its discretion, subject to the ultimate authority of the VA-1 Management Committee.

(3)  TIAA-CREF MUTUAL FUNDS

     (a)  Amount Beneficially Owned: 1,924
     (b)  Percent of Class: 0.006%
     (c) The Board of Trustees of the Mutual Funds, an investment company, has sole power to vote 1,924 shares of common stock, and authority to direct the disposition of the 1,924 shares of common stock. Teachers Advisors, Inc., the Mutual Fund's investment adviser, is authorized to sell the 1,924 shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

(4)  TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

     (a)  Amount Beneficially Owned: 8,966
     (b)  Percent of Class: 0.030%
     (c) The Board of Trustees of the Institutional Funds, an investment company, has sole power to vote 8,966 shares of common stock, and authority to direct the disposition of the 8,966 shares of common stock. Teachers Advisors, Inc., the Institutional Funds' investment adviser, is authorized to sell the 8,966 shares on behalf of the Institutional Funds in its discretion, subject to the ultimate authority of the Institutional Funds' Board of Trustees.

CUSIP No. 401829106                    13G                   Page 10 of Pages 13


(5)  TIAA-CREF LIFE FUNDS

     (a)  Amount Beneficially Owned: 1,458
     (b)  Percent of Class: 0.005%
     (c) The Board of Trustees of the Life Funds, an investment company, has sole power to vote 1,458 shares of common stock, and authority to direct the disposition of the 1,458 shares of common stock. Teachers Advisors, Inc., the Life Funds' investment adviser, is authorized to sell the 1,458 shares on behalf of the Life Funds in its discretion, subject to the ultimate authority of the Life Funds Board of Trustees.

(6)  NYS College Choice Tuition LLC

     (a)  Amount Beneficially Owned: -0-
     (b)  Percent of Class: -0-
     (c) TIAA, as manager of the NYS Tuition LLC, has the power to vote the -0-shares of common stock, although The Comptroller of the State of New York may, at its discretion, notify TIAA that it intends to make voting decisions with respect to the shares. TIAA also has the authority, as manager of the NYS Tuition LLC, to direct the disposition of the -0- shares of common stock on behalf of the NYS Tuition LLC, in its discretion. TIAA has delegated its voting and investment management authority to Teachers Advisors, Inc., a registered investment adviser.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                             See attached Exhibit A.

Item 9.   NOTICE OF DISSOLUTION OF GROUP:    Not Applicable

Item 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 401829106                    13G                   Page 11 of Pages 13


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2003
                                            COLLEGE RETIREMENT EQUITIES FUND


                                            By:  /s/ Lisa Snow
                                                 -------------------------------
                                                 Lisa Snow
                                                 Vice President and
                                                 Chief Counsel, Corporate

                                            TIAA SEPARATE ACCOUNT VA-1


                                            By:  /s/ Lisa Snow
                                                 -------------------------------
                                                 Lisa Snow
                                                 Vice President and
                                                 Chief Counsel, Corporate

                                            TIAA-CREF MUTUAL FUNDS


                                            By:  /s/ Lisa Snow
                                                 -------------------------------
                                                 Lisa Snow
                                                 Vice President and
                                                 Chief Counsel, Corporate


                                            TIAA-CREF INSTITUTIONAL MUTUAL FUNDS


                                            By:  /s/ Lisa Snow
                                                 -------------------------------
                                                 Lisa Snow
                                                 Vice President and
                                                 Chief Counsel, Corporate


                                            TIAA-CREF LIFE FUNDS


                                            By:  /s/ Lisa Snow
                                                 -------------------------------
                                                 Lisa Snow
                                                 Vice President and
                                                 Chief Counsel, Corporate

CUSIP No. 401829106                    13G                   Page 12 of Pages 13


                                            NYS COLLEGE CHOICE TUITION LLC
                                            By:  Teachers Insurance and Annuity
                                                 Association of America,
                                                 as manager


                                            By:  /s/ Lisa Snow
                                                 -------------------------------
                                                 Lisa Snow
                                                 Vice President and
                                                 Chief Counsel, Corporate

CUSIP No. 401829106                    13G                   Page 13 of Pages 13


                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


College Retirement Equities Fund - IV
TIAA Separate Account VA-1 - IV
TIAA-CREF Mutual Funds - IV
TIAA-CREF Institutional Mutual Funds - IV
TIAA-CREF Life Funds - IV
NYS College Choice Tuition LLC - IV


The College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, TIAA-CREF Life Funds and NYS College Choice Tuition LLC (the "Reporting Persons") are filing as a group because CREF's investment adviser, TIAA-CREF Investment Management, LLC, is affiliated and employs some of the same investment personnel as Teachers Advisors, Inc., the investment adviser for TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, TIAA-CREF Life Funds and NYS College Choice Tuition LLC. However, because separate investment decisions are made with respect to the respective portfolio holdings of each of the Reporting Persons and there is no oral or written agreement or arrangement among the Reporting Persons with respect to acquisition, voting, disposition or otherwise of their securities, each Reporting Person disclaims beneficial ownership of the others' securities holdings and disclaims its membership in a group with the other Reporting Person, where the purpose of the group is to acquire control of or influence management of the issuer.